Exhibit 99.1

Unless otherwise indicated or the context requires otherwise, as used in this Exhibit 99.1, the terms “we,” “our,” “us” and like terms refer collectively to Spirit of Texas Bancshares, Inc. and our subsidiaries. “Chandler acquisition” refers to our pending acquisition through a series of mergers of Chandler Bancorp, Inc. and its subsidiary, Citizens State Bank, and “Beeville acquisition” refers to the our completed acquisition through a series of mergers of First Beeville Financial Corporation and its subsidiary, The First National Bank of Beeville.

This Exhibit 99.1 contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.

Excerpt from Preliminary Prospectus Supplement:

Preliminary Second Quarter 2019 Results

For the three months ended June 30, 2019, net income was $5.8 million and diluted earnings per share was $0.41, compared to net income of $2.7 million and diluted earnings per share of $0.29 for the three months ended June 30, 2018. The net income for the three months ended June 30, 2019 resulted in an annualized return on average assets of 1.26% and an annualized return on average shareholders’ equity of 10.8%, compared to an annualized return on average assets of 1.02% and an annualized return on average shareholders’ equity of 9.0% for the three months ended June 30, 2018. We incurred $116 thousand of after-tax legal expenses during the three months ended June 30, 2019 in connection with the pending Chandler acquisition and the completion of the Beeville acquisition and related activities.

As of June 30, 2019, total assets were $1.9 billion, gross loans held for investment were $1.4 billion, total deposits were $1.6 billion, and noninterest-bearing deposits were $368.5 million. As of June 30, 2019, total shareholders’ equity was $244.1 million and book value was $17.70 per share. As of June 30, 2018, total assets were $1.1 billion, gross loans held for investment were $917.5 million, total deposits were $844.7 million, and noninterest-bearing deposits were $183.6 million. As of June 30, 2018, total shareholders’ equity was $148.0 million and book value was $15.12 per share.

BDO USA, LLP, our independent registered public accounting firm, has not completed its review procedures with respect to these preliminary financial results. Accordingly, our final results for the three month period ending June 30, 2019 may not be consistent with these preliminary financial results. See “Risk Factors” in this prospectus supplement, the accompanying base prospectus and our 2018 Form 10-K and “Cautionary Note Regarding Forward-Looking Statements.”